
                                             1999        2000        2001        2002         2003       9/30/04
                                          ----------- ----------- ----------- ------------ ----------- ------------
"Earnings" per Item 503(d) Reg S-K
Pretax Income (loss)                           6,501      11,633      13,480     (41,434)    (29,226)     (17,757)
Fixed Charges:
   Interest Expense                              387         299          96         692         415          156
   Capitalized Interest                          -           -           818         -           -            -
   Interest within Rental Expense                476         450         708         823         861          633
                                          ----------- ----------- ----------- ------------ ----------- -------------
     Total Fixed Charges                         863         749       1,622       1,515       1,276          789
Amort.of Capitalized Interest                    -           -            12          58          58           43
                                          ----------- ----------- ----------- ------------ ----------- -------------
   Total "Earnings"                            7,364      12,382      15,114     (39,861)    (27,892)     (16,925)
   Less Capitalized Interest                     -           -          (818)       -            -            -
                                          ----------- ----------- ----------- ------------ ----------- -------------
     Adjusted "Earnings"                       7,364      12,382      14,296     (39,861)    (27,892)     (16,925)
                                          ----------- ----------- ----------- ------------ ----------- -------------


Ratio of Earnings to Fixed Charges              8.53       16.53        8.81         NM          NM            NM

Deficiency                                       N/A         N/A         N/A     (41,376)    (29,168)      (17,714)